Exhibit 99.1

FOR IMMEDIATE RELEASE

NOVELL’S BOARD OF DIRECTORS REJECTS ELLIOTT ASSOCIATES’ UNSOLICITED,
 CONDITIONAL PROPOSAL AS INADEQUATE; AUTHORIZES EXPLORATION OF VARIOUS
ALTERNATIVES TO ENHANCE STOCKHOLDER VALUE

WALTHAM, Mass. – March 20, 2010 – Novell, Inc. (Nasdaq: NOVL) today announced that its Board has concluded, after careful consideration, including a review of the proposal with its independent financial and legal advisors, that the unsolicited, conditional proposal from Elliott Associates, L.P. to acquire the Company for $5.75 per share in cash is inadequate and that it undervalues the Company’s franchise and growth prospects.

Novell also announced that its Board of Directors has authorized a thorough review of various alternatives to enhance stockholder value.  These alternatives include, but are not limited to, a return of capital to stockholders through a stock repurchase or cash dividend, strategic partnerships and alliances, joint ventures, a recapitalization and a sale of the Company.

Novell’s Board is committed to enhancing value for Novell stockholders and believes that an exploration of alternatives is in the best interests of the Company and its stockholders.  Novell’s Board noted that there can be no assurance that this will result in any agreement or transaction.  The Company does not intend to disclose developments with respect to any of these alternatives unless and until the Board has approved a specific course of action.

J.P. Morgan is serving as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to Novell.

About Novell

Novell, Inc. (NASDAQ: NOVL) delivers an interoperable Linux* platform and a portfolio of integrated IT management software designed to help customers around the world reduce cost, complexity and risk. With our infrastructure software and ecosystem of partnerships, Novell harmoniously integrates mixed IT environments, allowing people and technology to work as one. For more information, visit www.novell.com.

Novell and the Novell logo are registered trademarks and SLES is a trademark of Novell, Inc. in the United States and other countries. *All third party marks are the property of their respective owners.

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Legal Notice Regarding Forward-Looking Statements
This release includes statements that are not historical in nature and that may be characterized as "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the results discussed in or implied by such forward-looking statements, which are based upon information that is currently available to us and/or management's current expectations, speak only as of the date hereof, and are subject to a number of factors. A description of factors that could affect our results is included in our SEC filings, including, but not limited to, our Annual Report on Form 10-K for the Fiscal Year Ended October 31, 2009 filed with the SEC on December 22, 2009, which may be obtained by calling (800) 317- 3195, or at our Investor Relations web site at http://www.novell.com/company/ir.

We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any forward-looking statements contained in this current report to reflect any change of expectations with regard thereto or to reflect any change in events, conditions, or circumstances on which any such forward-looking statement is based, in whole or in part.

Contacts:
Press Contacts: Ian Bruce Novell, Inc. Phone: 781-464-8034 E-Mail: ibruce@novell.com Matthew Sherman / Jeremy Jacobs Joele Frank, Frank Wilkinson Brimmer Katcher Phone: 212-355-4449	Investor Relations Contacts: Rob Kain Novell, Inc. Phone: 800-317-3195 E-Mail: rkain@novell.com Thomas Ball / John Ferguson Morrow & Co. LLC 203-658-9400